Exhibit 99.2

Lux Health Tech Acquisition Corp. Announces Closing
of $345 Million Initial Public Offering

October 29, 2020

New York -- (BUSINESS WIRE) -- Lux Health Tech Acquisition Corp. (the “Company”) announced today the closing of its initial public offering of 34,500,000 units, which included the full exercise of the underwriters’ over-allotment option, at a price of $10.00 per unit, resulting in gross proceeds of $345,000,000. The units began trading on the Nasdaq Stock Market, LLC (“Nasdaq”) under the ticker symbol “LUXAU” on October 27, 2020. Each unit issued in the offering consists of one share of the Company’s Class A common stock and one-third of one warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at an exercise price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “LUXA” and “LUXAW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Credit Suisse Securities (USA) LLC served as the sole book runner for the offering and Stifel, Nicolaus & Company, Incorporated acted as lead manager.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, North Carolina 27560, United States, Telephone: 1-800-221-1037, Email: usa.prospectus@credit-suisse.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and became effective on October 26, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT LUX HEALTH TECH ACQUISITION CORP.

Lux Health Tech Acquisition Corp. is a blank check company sponsored by an affiliate of Lux Capital and formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses at the intersection of the healthcare and technology industries.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:
Scott Rubin

Email: scott.rubin@luxcapital.com